Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of Registration Statement on Amendment No. 2 to Form S-1 of our report dated August 2, 2010, relating to the financial statements of Amber Ready, Inc. (formerly Amber Alert Safety Centers, Inc.) and of our report dated February 17, 2010, relating to the financial statements of Charleston Kentrist 41 Direct, Inc. as of December 31, 2009, and December 31, 2008, and for the fiscal years then ended, respectively, which are contained in such Prospectus.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ SHERB & CO., LLP
SHERB & CO., LLP,
Certified Public Accountants
New York, NY February 11, 2011